FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement ("Agreement") is entered into by and between Given Imaging Ltd., a company incorporated under the laws of the State of Israel, with its principal offices at New Industrial Park, 2 Hacarmel Street, P.O. Box 258 Yokneam, 20692 (the "Company"), and ________________ (the "Indemnitee"), residing at the address set forth beneath Indemnitee's signature to this Agreement, and effective as of the date Indemnitee is appointed to his position with the Company.

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company; and

WHEREAS, the Company and Indemnitee further recognize the risks relating to the duties and responsibilities of persons serving the Company as directors and officers and that the protection of such persons against potential liability and expenses relating to their service for and on behalf of the Company is necessary and desirable to attract and retain Indemnitee; and

WHEREAS, in view of the above, the Company desires that Indemnitee shall be indemnified and exculpated by the Company to the maximum extent permitted by law, including, without limitation, the Israeli Companies law of 1999, as amended (the “Law”), , all as set forth herein.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1.	INDEMNIFICATION.

a.            Without derogating from the Company’s right to indemnify the Indemnitee retroactively as permitted under the Law and the Company’s Articles, and subject to the limitations set forth in paragraph 1(b) below, the Company hereby undertakes to indemnify Indemnitee for a liability or expense incurred by or imposed on Idemnitee as a result of an action taken by Indemnitee in Indemnitee’s capacity as an office holder of the Company, to the fullest extent permitted by law, including, without limitation, as follows:

(i)           A monetary obligation imposed on, or incurred by Indemnitee in favor of another person pursuant to a judgment, including a judgment rendered in a settlement or a court approved settlement (where such settlement is approved in advance by the Company) or arbitrator's award;

(ii)           Reasonable legal costs, including attorney's fees, incurred, by Indemnitee as a result of an investigation or proceeding conducted against Indemnitee by  an authority that is authorized to conduct such investigation or proceeding, and ended without an indictment against Indemnitee and without imposing on Indemnitee any fines or similar financial obligations in lieu of a criminal proceeding, or that ended  without an indictment against Indemnitee but with imposing on Indemnitee any fines or similar financial obligations as an alternative to a criminal proceeding in respect of an offence that does not require the proof of criminal intent. For the purpose of this Agreement: "A proceeding that ended without an indictment in a matter in respect of which an investigation was conducted", means- closing the case pursuant to Section 62 of the Criminal Procedure Act [Combined Version] 5742- 1982 (the "Criminal Procedure Act") or a stay of proceedings by the Attorney General pursuant to Section 231 of the Criminal Procedure Act; "Financial obligation in lieu of a criminal proceeding", means – a financial obligation imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Act 5746-1985, a fine with respect to an offense which was defined as a "finable offense" under the Criminal Procedure Act, a fine or a forfeit.

(iii)                Reasonable legal costs, including attorney's fees, incurred by Indemnitee or which Indemnitee is ordered to pay by a court, in proceedings commenced against Indemnitee by the Company or on its behalf or by another person, or in respect of a criminal charge of which Indemnitee is acquitted, or in respect of a criminal charge of which Indemnitee is convicted of an offence that does not require proof of criminal intent (such legal costs described in clauses (ii) and (iii) of this section 1, being referred to in herein as the "Costs of Litigation").

(iv)               Any other obligation or expense in respect of which it is permitted or will be permitted by law to indemnify Indemnitee.

b.           INDEMNIFIABLE EVENT; LIMIT AMOUNTS.  For the purposes  of this section, an “Indemnifiable Event” means any event or occurrence falling, in whole or in part, within any one or more of the categories set forth in  Exhibit A to this Agreement, which are, in the Board's opinion, categories of events and circumstances that are anticipated to occur  in light  of the Company's actual activities at the time of granting the indemnification, and are related to the fact that Indemnitee is or was a director or officer of the Company, or any subsidiary of the Company (regardless of whether it was a subsidiary of the Company at the time of the event giving rise to Claim), or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee whilst serving in such capacity. The obligation of the Company to Indemnitee under this Agreement, together with all then pending claims for indemnification made by other directors or officers of the Company, whether under law, agreement or the Articles of the Company (in addition to any amounts that may be received by Indemnitee from an insurance company under any insurance the Company has procured for the benefit of Indemnitee),  shall not exceed the amount determined in Exhibit A (hereinafter: "Limit Amount"), except that the Company’s obligation to indemnify Indenitee for Costs of Litigation is not subject to, and will not count towards, any Limit Amount.  Such Limit Amount shall be subject to continuing review and consideration by the Company, and may be increased if the Board of Directors, with the prior approval of the Audit Committee of the Company, determines that such Limit Amount is less then an amount that can be reasonably expected to be incurred by the Indemnitee in connection with an Indemnifiable Event. The limitations set forth in this paragraph regarding the categories of events described in Exhibit A, and the Limit Amount, as defined in Exhibit A, will not apply to Costs of Litigation.

c.           REVIEWING PARTY.  Notwithstanding the foregoing: (i) the obligations of the Company under Section 1(a) shall be subject to the condition that the Reviewing Party (as described in Section 9(e) hereof) shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 1(d) hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an advance payment of Expenses to Indemnitee pursuant to Section 2(a) (an "Expense Advance") shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee should not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee's obligation to reimburse the Company for any Expense Advance shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control (as defined in Section 9(c) hereof), the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control, the Reviewing Party shall be the Independent Legal Counsel referred to in Section 9(d) hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual basis therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

d.          CHANGE IN CONTROL.  The Company agrees that if there is a Change in Control of the Company then with respect to all matters thereafter arising concerning the rights of Indemnitee to payments of Expense and Expense Advances under this Agreement or any other agreement or under the Company's Memorandum or Articles of Association as now or hereafter in effect, the Company shall seek legal advice only from Independent Legal Counsel (as defined in Section 9(d) hereof) selected by the Company and approved by the Indemnitee (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorney's fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

2.	EXPENSES; INDEMNIFICATION PROCEDURE.

a.              ADVANCEMENT OF EXPENSES.  The Company shall advance all Expenses incurred by Indemnitee. The advances to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable, but in any event no later than thirty (30) days after written demand by Indemnitee therefor to the Company.

b.              NOTICE; COOPERATION BY INDEMNITEE.  Indemnitee shall, as a condition precedent to Indemnitee's right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which Indemnification will or could be sought under this Agreement, provided, however, that any failure to provide such notice shall not affect Indemnitee's rights to indemnification hereunder unless and to the extent such failure to provide notice materially and adversely prejudices the Company's right to defend against such action. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee), or if the Indemnitee is then the Chief Executive Officer of the Company, such notice shall be directed to the Chairman of the Company's Board of Directors, at the same address. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

c.              NO PRESUMPTIONS; BURDEN OF PROOF.  For purposes of this Agreement, the termination of any Claim by judgement, order, settlement (whether with or without court approval) or conviction, or upon a plea of guilty, by itself, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law, shall be a defense against Indemnitee's claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by the Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

d.              NOTICE TO INSURERS.   If, at the time of the receipt by the Company of a notice of a claim pursuant to Section 2(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

e.              SELECTION OF COUNSEL.  In the event the Company shall be obligated hereunder to pay the Expenses of any Claim, and the Company shall have confirmed to Indemnitee in writing such obligation and that the maximum amount of Expenses that Indemnitee may incur in connection with the Claim in question will not exceed the Limit Amount,  in respect of such Claim, the Company shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such written confirmation and such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim; provided, that: (i) Indemnitee shall have the right to employ Indemnitee's counsel in any such Claim at Indemnitee's expense, and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that a potential conflict of interest between the Company and Indemnitee may arise in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee counsel shall be at the expense of the Company. The Company shall have the right to conduct such defense as it sees fit in its sole discretion, including the right to settle any claim against Indemnitee without the consent of the Indemnitee provided, the amount of such settlement does not exceed the Limit Amount and any such settlement includes (i) a complete release discharge of indemnity, and (ii) does not contain any admittance of wrong doing by Indemnitee, and (iii) is monetary only.

3.	ADDITIONAL INDEMNIFICATION RIGHTS; NONEXCLUSIVITY.

a.              SCOPE.  In the event of any change after the date of this agreement of any applicable law, statute or rule which expands the right of a corporation of the Company's state of incorporation to indemnify a member of its board of directors or an officer, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a corporation of the Company's country or state of incorporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder except as set forth in Section 8(a) hereof.

b.              NONEXCLUSIVITY.  The indemnification provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company's Memorandum and Articles of Association, as may from time to time be amended or replaced, any agreement, any vote of shareholders or disinterested directors, the laws of the Company's state of incorporation, or otherwise. The indemnification provided under this Agreement shall continue as to Indemnitee for any action Indemnitee took or did not take while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

4.           NO DUPLICATION OF PAYMENTS.  The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, the Articles or Memorandum of Association or otherwise) of the amounts otherwise Indemnifiable hereunder, except for the difference, if any, between the amounts received by the Indemnitee as aforesaid and the total Expenses incurred by Indemnitee in connection with such Claim. For the removal of any doubt, any amount received from D&O Insurance (as defined below) shall not count against any Limit Amount hereunder.

5.           PARTIAL INDEMNIFICATION.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled herein.

6.           LIABILITY INSURANCE.  As long as the Indemnitee continues to serve as a director or officer of the Company and thereafter as long as the Indemnitee may be subject to any possible proceedings, the Company shall procure directors' and officers' liability insurance to the fullest extent permitted by law ("D&O Insurance"), in such amount (per claim and per period) as the Company shall deem appropriate and in accordance to the provisions of the Law; provided, that, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company; provided, however, that the Company shall not terminate any existing insurance coverage without notifying the Indemnitee of its intention to do so at least ninety (90) days prior to the effective date of such termination (for this purpose the non-renewal of such coverage shall be deemed as termination thereof and the effective date of such termination shall then be the expiration date of the existing coverage).

7.           EXCULPATION.  To the maximum extent permitted by law, the Company hereby exculpates and releases Indemnitee from any and all liability to the Company related to any past, present and future breach by Indemnitee of his or her duty of care to the Company.

8.           EXCEPTIONS.  Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

a.              EXCLUDED ACTS AND OMISSIONS. To indemnify, insure or exculpate Indemnitee from or against any liability arising out of (i) Indemnitee's breach of fiduciary duty to the Company, unless Indemnitee has acted or omitted to act in good faith and had reasonable ground to believe such action will not harm the Company's interests, (ii) intentional or reckless breach by Indemnitee of his or her duty of care to the Company, or (iii) an action taken with the intention to unduly profit therefrom and  (iv) any fine or penalty payment to propitiate an offense.

b.              CLAIMS INITIATED BY INDEMNITEE. To indemnify or advance expenses to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, except: (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement, or insurance policy or under the Company's Memorandum or Articles of Association now or hereafter in effect relating to Claims for Indemnifiable Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such suit, or (iii) as otherwise required under the laws of the Company's state of incorporation, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be; or

c.              CLAIMS UNDER SECTION 16(B).  To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any similar applicable law of any jurisdiction.

9.	CONSTRUCTION OF CERTAIN PHRASES.

a.              For purposes of this Agreement, references to the "Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that if Indemnitee is or was serving at the request of such constituent corporation as a director or officer, of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

b.              For purposes of this Agreement, references to "other enterprises" shall include employee benefit plans; and references to "serving at the request of the Company" shall include any service as a director or officer of the Company which imposes duties on, or involves services by, such director or officer an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in "good faith" and in the best interests of the Company as referred to in this Agreement.

c.              For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if: (i) any person or entity, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders as a result of a transaction not otherwise constituting a Change in Control, is or becomes a “beneficial owners” (as defined in Rule 13d-3 under the U.S. Securities Act, 1933, as amended), of more securities of the Company  than held immediately prior to that by any other single largest shareholder of the Company; (ii) the majority of the of the directors of the Company shall have ceased to hold such office, whether without the consent of the majority of the directors or in a settlement of an election or proxy contest, or (iii) the Company consummates a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company's assets.

d.              For purposes of this Agreement, "Independent Legal Counsel" shall mean an attorney or firm of attorneys, selected in accordance with the provision of Section 1(d) hereof, who shall not have otherwise performed services for the company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other Indemnitees under similar indemnity agreements).

e.              For purposes of this Agreement, a "Reviewing Party" shall mean any appropriate person or body consisting of a member or members of the Company's Board of Directors or any other person or body appointed by the Board of Directors who is not party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

10.           COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

11.           BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representative. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect with respect to Claims relating to Indemnifiable Events regardless of whether Indemnitee continues to serve as a director or officer of the Company or any other enterprise at the Company's request.

12.           ATTORNEY'S FEES. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be paid all reasonable expenses incurred by Indemnitee with respect to such action, regardless of whether Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of Expenses with respect to such action, unless as a part of such action, a court of competent jurisdiction over such action determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee in defense of such action (including costs and expenses incurred with respect to Indemnitee's counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action, unless, as a part of such action, the court having jurisdiction over such action determines that each of Indemnitee's material defenses to such action were made in bad faith or were frivolous.

13.           NOTICE. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given and shall in any event be deemed to be given: (a) five (5) business days after deposit with the applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission, if delivered by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed if to Indemnitee, at the Indemnitee's address as set forth beneath Indemnitee's signature to this Agreement and if to the Company at the address of its principal corporate offices or at such other address as such party may designate by ten days' advance written notice to the other party hereto.

14.           CONSENT TO JURISDICTION.  The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Israel for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the competent Courts of the Tel-Aviv District, which shall be the exclusive and only proper forum for adjudicating such a claim.

15.           SEVERABILITY.  The provisions of this Agreement shall be severable in the event that any of the provision hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable, to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

16.           CHOICE OF LAW.  This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Israel, as applied to contracts between Israeli residents, entered into and to be performed entirely within the State of Israel, without regard to the conflict of laws principles thereof or of any other jurisdiction.

17.           SUBROGATION.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

18.           AMENDMENT AND TERMINATION.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19.           INTEGRATION AND ENTIRE AGREEMENT.  This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

20.           NO CONSTRUCTION AS EMPLOYMENT AGREEMENT.  Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ or otherwise in the service of the Company or any of its subsidiaries.

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

GIVEN IMAGING LTD.

By:

Address:
2 Ha’Carmel St.
New Industrial Park
P.O. Box 258
Yokneam, 20692
Telecopier No.: 04-9592466

AGREED TO AND ACCEPTED AS OF

THE DATE FIRST WRITTEN ABOVE:

[Name of Indemnitee]

Address:

Fax No.